WEGENER CORPORATION AND ITS SUBSIDIARIES,
                        WEGENER COMMUNICATIONS, INC. AND
                   WEGENER COMMUNICATIONS INTERNATIONAL, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

I.   PURPOSE

     This Code of Business Conduct and Ethics (this "Code") shall apply to each director, officer and employee of Wegener Corporation and its subsidiaries, Wegener Communications, Inc. and Wegener Communications International, Inc. (herein referred to collectively as the "Company"). This Code provides a general statement of the Company's expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

II.  ADMINISTRATION

     The Company's Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework  applicable  to the Company,  the business  practices  within the
     Company's industry, the Company's own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company's Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

III. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     The Company will comply with all laws and governmental regulations that are applicable to the Company's activities, and expects that all directors, officers and employees acting on behalf of the Company will obey all such laws and regulations. Specifically, the Company is committed to:

     o    maintaining a safe and healthy work environment;

     o promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors that are unrelated to the Company's business interests;

     o supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

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     o    conducting  its  activities  in full  compliance  with all  applicable environmental laws;

     o keeping the political activities of the Company's directors, officers and employees separate from the Company's business;

     o prohibiting any illegal payments to any government officials or political party representatives of any country; and

     o    complying with all applicable state and federal securities laws.

     Directors, officers and employees are prohibited from illegally trading the Company's securities while in possession of material, nonpublic ("inside") information about the Company. The Company's Insider Trading Policy, which describes the nature of inside information and the related restrictions on trading, shall be deemed a part of this Code.

IV.  CONFLICTS OF INTEREST; CORPORATE OPPORTUNITIES

     Directors, officers and employees should not be involved in any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company's interests. In particular, no director, officer or employee shall:

     o be a consultant to, or a director, officer or employee of, or otherwise operate an outside business:

          - that markets products or services in competition with the Company's current or potential products and services;

          - that supplies products or services to the Company, unless unanimous approval has been obtained from the independent, disinterested directors of the Company;

          - that purchases products or services from the Company, unless unanimous approval has been obtained from the independent, disinterested directors of the Company;

     o have any financial interest in any such outside business that might create or give the appearance of a conflict of interest; provided, however, this prohibition shall not include a passive investment in the stock of such outside business not exceeding 5% of the outstanding shares of such outside business;

     o seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

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     o    be a  consultant  to,  or a  director,  officer  or  employee  of,  or otherwise operate an outside business if the demands of the outside business would interfere with the director's, officer's or employee's responsibilities with and to the Company;

     o accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;

     o conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

     o    use the Company's property, information or position for personal gain.

     The appearance of a conflict of interest may exist if an immediate family member of a director, officer or employee of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

     Directors and officers shall notify the Company's General Counsel and employees who are not directors or officers shall notify the Company's Manager of Human Resources of the existence of any actual or potential conflict of interest.

V.   CONFIDENTIALITY; PROTECTION AND PROPER USE OF THE COMPANY'S ASSETS

     Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required.

     Confidential information includes (1) information marked "Confidential," "Private," "For Internal Use Only," or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists and (7) other non-public information that, if disclosed, might be of use to the Company's competitors, or harmful to the Company or its suppliers, customers or other business partners.

     To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

     Directors, officers and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company's assets in general.

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     Directors,  officers and employees  shall use the Company's  assets for the
     Company's legitimate business purposes only.

VI.  FAIR DEALING

     The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company's customers, suppliers, competitors and other third parties. To this end, directors, officers and employees shall not:

     o make false or misleading statements to customers, suppliers or other third parties;

     o    make false or misleading statements about competitors;

     o solicit or accept from any person that does business with the Company, or offer or extend to any such person,

          -    cash of any amount; or

          - any gift, gratuity, meal or entertainment that could influence or reasonably give the appearance of influencing the Company's business relationship with that person unless it (1) is not a cash gift, (2) is consistent with customary business practices,
               (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations;

     o solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

     o    otherwise  take  unfair  advantage  of  the  Company's   customers  or
          suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

     Any employee who is not a director or officer and who is unsure of the propriety of the offer or acceptance of any item of value (as described above) should contact the Manager of Human Resources for clarification and guidance; directors and officers should contact the Company's General Counsel.

VII. ACCURATE AND TIMELY PERIODIC REPORTS

     The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file.

     As a public company it is of critical importance that the Company's filings with the Securities and Exchange Commission be accurate and timely. Depending on their

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     position  with  the  Company,  employees  may be  called  upon  to  provide information to assure that the Company's public reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

     The Finance Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company. The Chief Executive Officer, Chief Financial Officer and all Finance Department personnel have a special role both to adhere to these principles themselves and to ensure that a culture exists throughout the Company as a whole that ensures the fair and timely reporting of the Company's financial results and condition. To this end, the Company shall:

     o    comply with generally accepted accounting principles at all times;

     o maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

     o maintain books and records that accurately and fairly reflect the Company's transactions;

     o prohibit the establishment of any undisclosed or unrecorded funds or assets;

     o maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management in a timely fashion, particularly during the periods in which the Company's periodic reports are being prepared; and

     o    present information in a clear, understandable and orderly manner.

VIII. REPORTING AND EFFECT OF VIOLATIONS

     Directors and officers shall report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to the Company's General Counsel. Employees who are not directors or officers shall report such violations to the Company's Manager of Human Resources. The Company will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation.

     The Company's General Counsel or Manager of Human Resources, as appropriate, will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include removal, demotion or discharge.

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IX.  WAIVERS

     The provisions of this Code may be waived for directors or officers or non-officer employees only by a resolution of the Company's "independent" directors as defined by NASDAQ regulations. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the securities exchange or association on which the Company's securities are listed for trading. Any change in or waiver of this Code for the chief executive officer or the principal or senior financial and accounting officers will be publicly disclosed as required by the Securities and Exchange Commission.

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                             COMPLIANCE CERTIFICATE

     I have read and understand the Company's Code of Business Conduct and Ethics (the "Code"). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

     I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.


Date:
                                        ----------------------------------------
                                        Name:
                                        Title/Position:


Check one of the following:

| |  A Statement of Exceptions is attached.

| |  No Statement of Exceptions is attached.